Exhibit 23.1

Morgenstern, Svoboda & Baer CPAs, PC
Certified Public Accountants

40 Exchange Place, Suite 1820
 New York, NY 10005
TEL:(212) 925-9490
FAX:(212) 226-9134
E-mail: msbcpas@gmail.net

Michael Lieber
Charleston Basics, Inc.
1701 Avenue I
Brooklyn, NY 11230

CONSENT OF INDEPENDENT AUDITOR

Dear Mr. Lieber:

We consent to the incorporation in the Registration Statement of Charleston Basics, Inc. (the “Company”), on Form S1, of our review report on the financial statements of the Company as its registered independent auditors dated February 27, 2008 as of and for the nine months ended December 31, 2007, and our audit report on the financial statements of the Company as its registered independent auditors dated July 26, 2007 as of and for the period ended March 31, 2007.   We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Morgenstern, Svoboda & Baer CPAs, PC
      Morgenstern, Svoboda & Baer CPAs, PC

New York, NY
March 20, 2008